EXHIBIT 10.1
LICENSE AND SERVICES AGREEMENT
This License and Services Agreement is entered into as of December 22, 2008 (the “Effective Date”), by and between TrafficLand, Inc., with offices located at 11208 Waples Mill Drive, Suite 109, Fairfax, VA 22030 (“TrafficLand”) and Metro Networks Communications, Inc., with offices located at 40 West 57th Street, 5th Floor, New York, NY 10019 (“Network”) (each, a "Party” and together, the “Parties”).
Recitals
A. Concurrent with the execution of this License and Services Agreement, TrafficLand, WWO (as defined below), TLAC, Inc., a Delaware corporation and wholly owned subsidiary of WWO (“Merger Sub”), P. Richard Zitelman, in his capacity as Stockholder Representative (the “Stockholder Representative”), and certain other parties named therein, have executed and delivered that certain Option Agreement, dated as of the date hereof (the “Option Agreement”), pursuant to which WWO, at its sole election, and provided that WWO satisfies the conditions precedent to exercise of the option set forth therein (the “Option”), has a right to cause the release from escrow of an agreement and plan of merger (the “Merger Agreement”), providing for (a) the merger of Merger Sub with and into TrafficLand (the “Merger”), with TrafficLand continuing as the surviving company of the Merger and as a wholly owned subsidiary of WWO, and (b) the payment of cash and the delivery of securities to stockholders of TrafficLand in consideration of the Merger;
B. As a material inducement for TrafficLand and the Stockholder Representative to enter into the Option Agreement and grant to WWO the Option, Parent has caused Network to enter into this License and Services Agreement and has caused Network to agree to the terms and conditions hereof, including, without limitation, the payment to TrafficLand of certain fees described herein.
In consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TrafficLand and Network, intending to be legally bound, agree as follows:
1.0 DEFINITIONS
1.1 Definitions. As used herein, the following terms shall have the meanings set forth below:
“2010 Threshold Amount” means that (a) the TrafficLand Revenue Share earned by TrafficLand during the 2010 Contract Year is no less than $1,000,000 or (b) Network has entered into Customer Agreements which according to the terms of such agreements (barring cancellation, termination or other event beyond Network’s control) will provide no less than $2,500,000 in TrafficLand Revenue Share during the 2010 Contract Year or later contract years.
“Active MSA” means those MSAs listed in Exhibit A, Item 1 and any Future MSA in which Licensed Content becomes available during the Term.
“Advertising Inventory” has the meaning ascribed to it in Section 4.1.

“Affiliated Entities” means the affiliated, parent and subsidiary companies of Network but which do not include Network Affiliates.
“Agreement” means this License and Services Agreement and all Exhibits hereto (which are incorporated herein and made a part hereof), and all amendments to any of the foregoing.
“Aggregate Licensed Amount” has the meaning ascribed to it in Section 5.3(e).
“Broadcast 3.0” means an enhancement of the Licensed Content which is created by TrafficLand and that enables users to trace or “fly-over” user-specified driving routes through a combination of 3-D graphics and live traffic camera shots (and which shall include any other graphics package developed by TrafficLand as a replacement or substitute for the proposed “fly-over” product).
“Broadcast 3.0 Fee” has the meaning ascribed to it in Section 5.3(b).
“Broadcast Customer” means any Exclusive Entity which enters into an agreement with Network, WWO or any of its affiliated entities to receive the Broadcast Product and/or the VDS.
“Broadcast Product” means the Licensed Content, including all local, regional and national content, formatted, compressed, modified and adapted for use on broadcast, cable and satellite television.
“Broadcast Product Fee” has the meaning ascribed to it in Section 5.3(a).
“Contract Year” means a twelve (12) month consecutive period of time beginning on the Effective Date and each anniversary thereof occurring during the Term.
“Customer Agreement” has the meaning ascribed to it in Section 2.5.
“Customization” has the meaning ascribed to it in Section 3.1(b).
“Disclosing Party” has the meaning ascribed to it in Section 6.1(a).
“Documentation” means (a) the specifications and description of the Products provided in this Agreement and all Exhibits thereto and (b) any additional written documentation related to the Products and any Update that TrafficLand provides to Network, including all technical documentation, user manuals and demonstration materials.
“DOT” means a Department of Transportation (or similar regulatory body, department or agency) of any government, state, province or other political subdivision thereof, of the United State of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof.
“DOT Services” has the meaning ascribed to it in Section 3.1(f).
“Exclusive Entities” means any terrestrial, satellite or digital radio station, any broadcast, cable or satellite television station and any newspaper.
“Exclusive Period” means for each and every period of time during the Term of this Agreement in which Network has paid for the privilege of exclusive rights as described more fully in Section 2.3(d).

“Fee” has the meaning ascribed to it in Section 5.1.
“First February 20 Payment” has the meaning ascribed to it in Section 2.3(d)(iii).
“First January 31 Payment” has the meaning ascribed to it in Section 2.3(d)(ii).
“First June 30 Payment” has the meaning ascribed to it in Section 2.3(d)(v).
“Future MSA” means those MSAs listed in Exhibit D, Item 1.
“Gross Advertising Revenue” means all money and other revenue actually collected by Network during each Contract Year from the sales of Advertising Inventory.
“Indemnified Party” has the meaning ascribed to it in Section 7.6.
“Indemnifying Party” has the meaning ascribed to it in Section 7.6.
“Intellectual Property Rights” means all intellectual property and other similar proprietary rights, in any jurisdiction, whether owned or held for use under license, including such rights in and to: (a) trade secrets, know-how and other confidential or non-public business information; (b) original works of authorship, whether copyrightable or not; copyrights and any moral rights relating thereto; (c) trademarks, service marks, trade dress and other indications of origin; (d) patent rights, inventors’ certificates and invention disclosures; and (e) computer systems, including programs, software, object and source code, databases, algorithms, and documentation therefore in each case including all copyrights therefore.
“Initial Payment” has the meaning ascribed to it in Section 2.1.
“Initial Period” means the period beginning upon the Effective Date and ending on December 31, 2009.
“Licensed Content” means the content provided by TrafficLand to Network, as further described in Exhibit A, including all text, data, images, materials, video feeds and other content, and any Updates thereto, which shall be at least equivalent in quality and geographic scope as the content available at www.trafficland.com.
“Merger Agreement” has the meaning ascribed to it in the Recitals.
“MSA” means a metropolitan statistical area as determined by the census bureau and as specifically set forth in Exhibit H.
“Nationwide Customer” has the meaning ascribed to it in Exhibit C, Part II.
“Net Advertising Revenue” means the Gross Advertising Revenue less all actual costs incurred by Network in connection with selling the Advertising Inventory, including third party agency commissions, if any (not to exceed 15%).
“Network Affiliate” means any of the entities listed on Exhibit K and any additional entity which enters into an agreement with Network for any Product during the Exclusive Period.
“Network Cameras” has the meaning ascribed to it in Section 3.1(d)(i).

“Network Camera Content” has the meaning ascribed to it in Section 3.1(d)(i).
“Network Contacts” has the meaning ascribed to it in Section 2.3(e).
“Network Product” means Network’s products and services, including Network’s “Real Traffic” products, traffic anchor services and traffic graphics packages, all as may be offered by Network from time to time but which for purposes of this definition shall not include Products.
“New Application” has the meaning ascribed to it in Section 3.2.
“New Offering” has the meaning ascribed to it in Section 2.3(g)(ii).
“Non-Cash Amounts” has the meaning ascribed to it in Section 5.3(f)(iii).
“Notice” has the meaning ascribed to it in Section 9.2.
“Out-of-Territory Content” has the meaning ascribed to it in Section 2.3(g)(i).
“Party” or “party” means either one of the parties hereto and “Parties” or “parties” means both of the parties hereto.
“Prepayment” has the meaning ascribed to it in Section 5.2.
“Products” means, collectively, the Broadcast Product, the Web Product and the VDS and all Updates thereto.
“Project Manager” has the meaning ascribed to it in Section 9.3.
“Rate Card” means the rates as set forth opposite each applicable Product in the chart provided in Exhibit I.
“Receiving Party” has the meaning ascribed to it in Section 6.1(a).
“Refresh Rate” means the interval in which the Licensed Content will be refreshed/made current.
“Rights” has the meaning ascribed to it in Section 2.3(d)(i).
“Second February 20 Payment” has the meaning ascribed to it in Section 2.3(d)(iv).
“Second February 20 Payment — Discounted Basis” has the meaning ascribed to it in Section 2.3(d)(iv).
“Second February 20 Payment — Non-Discounted Basis” has the meaning ascribed to it in Section 2.3(d)(iv).
“Second January 31 Payment” has the meaning ascribed to it in Section 2.3(d)(iv).
“Second January 31 Payment — Discounted Basis” has the meaning ascribed to it in Section 2.3(d)(iv).

“Second January 31 Payment — Interim Non-Discounted Basis” has the meaning ascribed to it in Section 2.3(d)(iv).
“Second January 31 Payment — Final Non-Discounted Basis” has the meaning ascribed to it in Section 2.3(d)(iv).
“Second June 30 Payment” has the meaning ascribed to it in Section 2.3(d)(v).
“Second June 30 Payment — Non-Discounted Basis” has the meaning ascribed to it in Section 2.3(d)(v).
“Second June 30 Payment — Discounted Basis” has the meaning ascribed to it in Section 2.3(d)(v).
“Statement of Work” has the meaning ascribed to it in Section 3.1(b).
“Term” has the meaning ascribed to it in Section 8.1.
“Territory” means the United States and Canada and all of their respective territories.
“Testing Period” has the meaning ascribed to it in Section 3.1(c).
“Third Party” means a person or entity other than a Party or its affiliates.
“TrafficLand Existing Agreements” means those agreements entered into between TrafficLand and a customer prior to the Effective Date with respect to the Licensed Content and/or the VDS and set forth on Exhibit C, Part I which exhibit states the name of the parties thereto, the date of the agreement and the expiration date.
“TrafficLand Existing Customer” means a Third Party which is a party to a TrafficLand Existing Agreement.
“TrafficLand Marks” means the trademarks, service marks and logos specified in Exhibit B.
“TrafficLand Patents” has the meaning ascribed to it in Section 3.4.
“TrafficLand Services” has the meaning ascribed to it in Section 3.1.
“TrafficLand Revenue Share” has the meaning ascribed to it in Section 5.3(e).
“TrafficLand Terms and Conditions” are as set forth in Exhibit L attached hereto.
“Update” means updates, refreshes, corrections and other modifications to the Licensed Content and those updates set forth in Exhibit D.
“VDS” means those services described in Section 3.1(e) and Exhibit E.
“VDS Fee” has the meaning ascribed to it in Section 5.3(d).
“Web Customer” means any Exclusive Entity which enters into an agreement with Network (or its affiliates) to receive the Web Product.

“Web Product Fee” has the meaning ascribed to it in Section 5.2(c).
“Web Product” means the Licensed Content, including all local, regional and national content, formatted, compressed, modified and adapted for use on any digital media platform or player, whether now existing or hereafter developed, including handheld mobile devices and GSM or CDMA-enabled devices.
“WWO” means Westwood One, Inc., parent company of Network.
2.0 LICENSE
2.1 License. Upon complete execution hereof by the parties and payment by Network to TrafficLand of Seven Hundred and Fifty Thousand Dollars ($750,000) (“Initial Payment”) TrafficLand hereby grants to Network (and its Affiliated Entities) and Network hereby accepts, on behalf of itself and its Affiliated Entities, a royalty-free, non-exclusive (subject to Section 2.3(d)) right and license in the Territory during the Term (as certain rights may be extended pursuant to Section 8.7) to (a) use, copy, distribute, create derivative works based on, publicly perform (including by digital transmission), display, host, reformat, compile and modify the Licensed Content and the Products solely for Network’s own use and in connection with the marketing, distributing, licensing, exhibiting and exploiting the Licensed Content and the Products to Broadcast Customers and Web Customers as described in Sections 2.3 (a), 2.3(b) and 2.3(c), and (b) use the TrafficLand Marks in connection with the promotion and distribution of the same. This License includes the right to market and distribute the Licensed Content and Products as otherwise provided for herein, and to bundle the Licensed Content and Products into Network Products, provided, however, that in no event will Network modify the Licensed Content other than to include in a Product in the format delivered by TrafficLand to show either J-PEG or streaming images of traffic (or any upgrades thereto) and all attendant images thereto.
2.2 License Limitations. Where Network displays any of the Licensed Content and Products, Network must comply with the TrafficLand Terms and Conditions.
2.3 Rights Granted; Exclusivity.
(a) Broadcast Product. The rights granted to Network (and its Affiliated Entities) herein include the exclusive right (which right shall remain exclusive subject to satisfaction of the conditions set forth in Section 2.3(d), below) to market, promote, offer for sale, sell, distribute and sublicense the Broadcast Product, either alone or in combination with any Network Product, to Exclusive Entities. To the extent the term of any Customer Agreement extends beyond the expiration or earlier termination of this Agreement, the rights granted under this Section 2.3(a) with respect to such Customer Agreement shall continue until the date of expiration or earlier termination of such Customer Agreement in accordance with Section 8.7.
(b) Web Product. The rights granted to Network (and its Affiliated Entities) herein include the exclusive right (which right shall remain exclusive subject to satisfaction of the conditions set forth in Section 2.3(d), below) to market, promote, offer for sale, sell, distribute and sublicense the Web Product either alone or in combination with any Network Product, to Exclusive Entities. To the extent the term of any Customer Agreement extends beyond the expiration or earlier termination of this Agreement, the rights granted under this Section 2.3(b) with respect to such Customer Agreement shall extend until the date of expiration or earlier termination of such Customer Agreement in accordance with Section 8.7.

(c) VDS. The rights granted to Network (and its Affiliated Entities) herein include the exclusive right (which right shall remain exclusive subject to satisfaction of the conditions set forth in Section 2.3(d), below) to market, promote, offer for sale, sell, distribute and sublicense VDS, either alone or in combination with any Network Product, to Broadcast Customers and Web Customers. To the extent the term of any Customer Agreement extends beyond the expiration or earlier termination of this Agreement, the rights granted under this Section 2.3(c) with respect to such Customer Agreement shall extend until the date of expiration or earlier termination of such Customer Agreement in accordance with Section 8.7.
(d) Exclusivity; Payments Due.
(i) Initial Payment. Upon payment of the Initial Payment, the rights granted to Network set forth in Sections 2.3(a), 2.3(b) and 2.3(c) (collectively, the "Rights”) shall be exclusive for the period from the date hereof through and including January 31, 2009 and the exclusivity of the Rights granted hereunder shall terminate automatically without notice on February 1, 2009 and shall not be extended except pursuant to Section 2.3(d)(ii).
(ii) First January 31 Payment. If the Initial Payment is timely made, Network shall have the sole and exclusive right to purchase an extension of the Exclusive Period by paying to TrafficLand an additional $750,000 on or before January 31, 2009 (the “First January 31 Payment”). Provided that the First January 31 Payment is made, the Rights shall be exclusive for the period from February 1, 2009 through and including February 20, 2009 and the exclusivity of the Rights granted hereunder shall terminate automatically without notice on February 21, 2009 and shall not be extended except pursuant to Section 2.3(d)(iii). For the avoidance of doubt, in the event that Network fails to purchase an extension of the Exclusive Period under this Section 2.3(d)(ii) by paying the First January 31 Payment on or before January 31, 2009, (I) the exclusivity of the Rights granted hereunder shall terminate automatically without notice on February 1, 2009 and shall not be extended, (II) this Agreement shall remain in full force and effect, but the Rights granted to Network hereunder shall remain non-exclusive for the remainder of the Term, and (III) Sections 2.3(d)(iii), 2.3(d)(iv) and 2.3(d)(v) shall be disregarded.
(iii) First February 20 Payment. If the Initial Payment and First January 31 Payment are timely made, Network shall have the sole and exclusive right to purchase an extension of the Exclusive Period by paying to TrafficLand an additional $750,000 on or before February 20, 2009 (the “First February 20 Payment”). Provided that the First February 20 Payment is made, the Rights shall be exclusive for the period from February 21, 2009 through and including April 30, 2009 and the exclusivity of the Rights granted hereunder shall terminate automatically without notice on May 1, 2009 and shall not be extended except pursuant to Section 2.3(d)(iv). For the avoidance of doubt, in the event that Network fails to purchase an extension of the Exclusive Period under this Section 2.3(d)(iii) by paying the First February 20 Payment on or before February 20, 2009, (I) the exclusivity of the Rights granted hereunder shall terminate automatically without notice on February 21, 2009 and shall not be extended, (II) this Agreement shall remain in full force and effect, but the Rights granted to Network hereunder shall remain non-exclusive for the remainder of the Term, and (III) Sections 2.3(d)(iv) and 2.3(d)(v) shall be disregarded.

(iv) Second January 31 Payment and Second February 20 Payment. If the Initial Payment, First January 31 Payment and First February 20 Payment are timely made, Network shall have the sole and exclusive right to purchase an extension of the Exclusive Period by paying to TrafficLand (A) either (I) an additional sum of $750,000 on or before January 31, 2009 (the “Second January 31 Payment — Discounted Basis”, (II) an additional sum of $755,000 on or before February 20, 2009 (the “Second January 31 Payment — Interim Non-Discounted Basis”) or (III) an additional sum of $780,000 on or before April 30, 2009 (the "Second January 31 Payment — Final Non-Discounted Basis” and, together with the Second January 31 Payment —Discounted Basis and the Second January 31 Payment — Interim Non-Discounted Basis, the "Second January 31 Payment”) and (B) either (IV) an additional sum of $750,000 on or before February 20, 2009 (the “Second February 20 Payment — Discounted Basis”) or (V) an additional sum of $767,500 on or before April 30, 2009 (the “Second February 20 Payment — Non-Discounted Basis” and, together with the Second February 20 Payment — Discounted Basis, the “Second February 20 Payment”). Provided that the Second January 31 Payment and the Second February 20 Payment are made, the Rights shall be exclusive for the period from May 1, 2009 through and including December 31, 2010 and the exclusivity of the Rights granted hereunder shall terminate automatically without notice on January 1, 2011 and shall not be extended except pursuant to Section 2.3(d)(v). For the avoidance of doubt, in the event that either (C) Network fails to purchase an extension of the Exclusive Period under this Section 2.3(d)(iv) by paying the Second January 31 Payment - Discounted Basis on or before January 31, 2009, fails to purchase an extension of the Exclusive Period under this Section 2.3(d)(iv) by paying the Second January 31 Payment — Interim Non-Discounted Basis on or before February 20, 2009, and fails to purchase an extension of the Exclusive Period under this Section 2.3(d)(iv) by paying the Second January 31 Payment — Final Non-Discounted Basis on or before April 30, 2009, or (D) Network fails to purchase an extension of the Exclusive Period under this Section 2.3(d)(iv) by paying the Second February 20 Payment — Discounted Basis on or before February 20, 2009 and fails to purchase an extension of the Exclusive Period under this Section 2.3(d)(iv) by paying the Second February 20 Payment — Non-Discounted Basis on or before April 30, 2009, then (X) the exclusivity of the Rights granted hereunder shall terminate automatically without notice on May 1, 2009 and shall not be extended, (Y) this Agreement shall remain in full force and effect, but the Rights granted to Network hereunder shall remain non-exclusive for the remainder of the Term, and (Z) Section 2.3(d)(v) shall be disregarded.
(v) First June 30 Payment and Second June 30 Payment. If the Initial Payment, First January 31 Payment, Second January 31 Payment, First February 20 Payment and Second February 20 Payment are timely made, Network shall have the sole and exclusive right to purchase an extension of the Exclusive Period by paying to TrafficLand (A) an additional sum of $1,375,000 (the “First June 30 Payment”) on or before June 30, 2009 and (B) either (I) an additional sum of $1,375,500 on or before June 30, 2009 (the “Second June 30 Payment — Discounted Basis”) or (II) an additional sum of $1,403,000 (the “Second June 30 Payment — Non-Discounted Basis” and, together with the Second June 30 Payment —Discounted Basis, the “Second June 30 Payment”) on or before August 31, 2009. Provided that the First June 30 Payment and the Second June 30 Payment are made, the Rights shall be exclusive for the period from January 1, 2011 through and including December 31, 2011 and the exclusivity of the Rights granted hereunder shall terminate automatically without notice on January 1, 2012 and shall not be extended except pursuant to Section 2.3(d)(vi). For the avoidance of doubt, in the event that either (C) Network fails to purchase an extension of the Exclusive Period under this Section 2.3(d)(v) by paying the First June 30 Payment on or before June 30, 2009 or (D) Network fails to purchase an extension of the Exclusive Period under this Section 2.3(d)(v) by paying the Second June 30 Payment — Discounted Basis on or before June 30, 2009 and fails to purchase an extension of the Exclusive Period under this Section 2.3(d)(v) by paying the Second June 30 Payment — Non-Discounted Basis on or before August 31, 2009, then (X) the exclusivity of the Rights granted hereunder shall terminate automatically without notice on December 31, 2010 and (Y) this Agreement shall remain in full force and effect, but the Rights granted to Network hereunder shall remain non-exclusive for the remainder of the Term.

(vi) Further Exclusivity Arrangements. Notwithstanding any provision herein to the contrary, with respect to the exclusivity provisions provided herein, the following shall apply:
(I) In the event that (A) WWO exercises the Option, (B) the Merger Agreement is entered into, (C) the Merger Agreement is terminated pursuant to Section 10.1(a)(vi) of the Merger Agreement and (D) Network has paid all of the amounts due under Sections 2.3(d)(i) — (v) prior to such termination, then (x) the Exclusive Period automatically shall extend until December 31, 2012, and (y) the Term automatically shall extend until December 31, 2012; and
(II) Subject to Section 2.4(b), in the event that Network has paid all amounts due under Sections 2.3(d)(i) — (v) and (A) the Exclusive Period extends until December 31, 2011 (as otherwise provided herein), then Network agrees that notwithstanding anything to the contrary, if Network shall fail to meet the 2010 Threshold Amount on or before December 31, 2010 then the Exclusive Period granted hereunder shall terminate automatically without notice on December 31, 2010, or (B) the Term of the exclusivity extends until December 31, 2012 (as provided in Section 2.3(d)(vi)(I)), then Network agrees that notwithstanding anything to the contrary, if Network shall fail to meet the 2010 Threshold Amount on or before December 31, 2010 then the exclusivity of the Rights granted hereunder shall terminate automatically without notice on December 31, 2011. Notwithstanding the foregoing, in the event that the failure of Network to meet the 2010 Threshold Amount as provided above is due to TrafficLand’s failure to meet the requirements set forth in the fourth sentence of Section 2.4(b), then the provisions of this Section 2.3(d)(vi)(II) shall no longer apply and the exclusivity shall continue until December 31, 2011 or December 31, 2012, as the case may be and as provided elsewhere herein.
(e) Non-Exclusivity. If the Exclusive Period terminates at any time pursuant to the terms of this Agreement, then, for the remainder of the Term, Network’s Rights shall be non-exclusive. Notwithstanding the foregoing, upon the expiration of the Exclusive Period granted hereunder, TrafficLand agrees (i) that until the expiration of the Term, neither TrafficLand, its affiliates or any Third Party on behalf of TrafficLand or its affiliates will enter into any agreement for Licensed Content with any Network Affiliate (except in the event that a Network Affiliate is also a TrafficLand Existing Customer, in which event Section 2.3(f) below shall apply), and (ii) that with respect to entities that are not Network Affiliates, but which Network contacted directly either in person or by telephone at any time during the Exclusive Period in connection with licensing of the Products (referred to as “Network Contacts”) and about which Network has provided TrafficLand the information required by Section 4.3(d), Network shall have the exclusive right for a period of one (1) year after the expiration of the Exclusive Period hereunder to enter into an agreement for the Licensed Content with all such Network Contacts. For the avoidance of doubt, the Parties recognize and agree that TrafficLand will continue to provide products and services which may be similar to the Licensed Content pursuant to the terms of the TrafficLand Existing Agreements and nothing herein shall prevent TrafficLand from doing the same provided, however, that at any time during which Network’s Rights hereunder are exclusive, TrafficLand will not amend, alter, renew, extend or otherwise modify any TrafficLand Existing Agreement, except as otherwise specifically provided for in Section 2.3(f) below. When the Exclusive Period terminates, TrafficLand may conduct business in any manner not specifically prohibited by this Section 2.3(e).
(f) TrafficLand Existing Customers. Notwithstanding Network’s exclusive rights as set forth in Section 2.3(d) above, with respect to TrafficLand Existing Customers:

(i) TrafficLand shall continue to be permitted to service all such customers for the duration of the Term. Any renewal, amendment, extension or other modification of any existing agreement (which includes any “automatic renewal or extension” contemplated therein) (I) shall only be entered into if there is no material change to the grant of rights or territory (i.e. MSA) that is applicable to such customer as of the Effective Date and (II) shall not be inconsistent in any manner with the rights provided to Network herein. Additionally, prior to re-signing, renewing, amending, extending or otherwise modifying any TrafficLand Existing Agreement with a TrafficLand Existing Customer, TrafficLand agrees to meet with Network and discuss whether such customer is a candidate to license Network Products, it being understood that except for conducting such meeting there shall be no obligation for any TrafficLand Existing Customer to actually license from Network any of the Network Products; and
(ii) With respect to the Nationwide Customer (and any of its affiliated entities), in addition to the restrictions set forth in Section 2.3(f)(i) above, TrafficLand agrees: (I) within thirty (30) days after the Effective Date (or some other time as the Parties shall mutually agree) to meet with Network and develop a comprehensive approach to providing both Licensed Content and Network Product to the Nationwide Customer during the Term; and (II) that during the Exclusive Period, any proposed revision, amendment, extension, replacement or modification of the agreement between TrafficLand and the Nationwide Customer will be subject to the mutual approval of the parties hereto; provided, however, that this Section 2.3(f)(ii) shall not prevent TrafficLand from amending, revising or modifying its current agreement with the Nationwide Customer so long as any changes to the existing agreement are not material changes in the grant of rights, length of term, compensation or any other material provision and are not otherwise inconsistent with the exclusive rights granted to Network hereunder.
(iii) If TrafficLand renews, amends, extends, or otherwise modifies any existing agreement with a TrafficLand Existing Customer, it shall advise Network of such change, including any applicable pricing change on or before the fifteenth (15th) day of each calendar quarter. If any such renewed, amended, extended, or otherwise modified agreement with a TrafficLand Existing Customer provides for prices that are less than the amounts set forth in the Rate Card, and if Network so requests, TrafficLand shall in good faith consider (I) lowering the amounts set forth in the Rate Card; and/or (II) permitting Network in certain instances to charge amounts that are less than the amounts set forth in the Rate Card.
(g) Right of First Refusal. In the event that TrafficLand (i) collects content from locations outside the Territory (“Out-of-Territory Content”) or (ii) creates, develops or licenses from a Third Party any new product, technology or service (which shall, subject to Section 3.1(c), include Broadcast 3.0) (each a “New Offering”), and wishes to license any of the same to any Exclusive Entities whether in the Territory or out of the Territory, TrafficLand shall promptly provide Network with written notice of the same. If, within thirty (30) days of such notice, Network provides written notice to TrafficLand of Network’s interest in licensing and distributing such Out-of-Territory Content or New Offering, TrafficLand shall then negotiate in good faith exclusively with Network to reach a mutually agreeable arrangement with respect to the distribution of such Out-of-Territory Content or New Offering for a period of (i) fifteen (15) days in the case of Out-of-Territory Content and (ii) ninety (90) days in the case of a New Offering. If the Parties cannot reach an agreement within such period, TrafficLand may enter into an agreement with any other party for distribution of the Out-of-Territory Content or New Offering, provided that such agreement is completed upon terms more favorable to TrafficLand than the terms last proposed by Network during the exclusive negotiating period for distribution of such Out-of-Territory Content or New Offering; otherwise, TrafficLand shall re-offer to Network the ability to close an agreement with Network on such prior terms. Notwithstanding the foregoing, in no event shall TrafficLand license (or allow any other Third Party to license) any New Offering to any Exclusive Entities within the Territory prior to the expiration of the Exclusive Period, provided however that TrafficLand may license a New Offering to any TrafficLand Existing Customer provided it licenses the New Offering at the same rate as otherwise agreed to with Network, or if Network and TrafficLand have not agreed upon a rate, at the last rate offered by TrafficLand to Network.

2.4 Access, Delivery; Updates.
(a) Access, Delivery. For each Active MSA, TrafficLand will make the Products available for download as Network directs by HTTPS, HTTP, or some other mutually agreeable protocol. Without limiting the foregoing, any such electronic format will enable Network to access and/or download, as applicable, the Products on a basis no less favorable than TrafficLand provides to any other Third Party (absent any technical obstacle which may exist from time-to-time that would prevent TrafficLand from fulfilling this obligation). At all times during the Term, for each Active MSA TrafficLand will make the Products available to Network pursuant to the following time periods: (A) Broadcast Product shall be delivered to Network (and/or its Broadcast Partners) no later than fifteen (15) days after the successful installation of required additional telco circuit (it being understood that a telco circuit typically takes 30-45 calendar days to install); (B) Web Product shall be delivered to Network (and/or its affiliates or Web Customers) no later than five (5) business days after the request therefore; and (C) VDS shall be delivered to Network (and/or its affiliates or Broadcast Customers) no later than five (5) business days after the request therefor. In the event that the Products include URLs, any such URL provided by TrafficLand will link directly to a page on TrafficLand’s website that contains, and is directly relevant to, the Product. Network will protect the Products from unauthorized use in the same manner that Network protects its own content and services.
(b) Updates. Subject to the terms of this Agreement, TrafficLand will provide the Updates to the Licensed Content outlined in Exhibit D on or near the dates described therein and shall make available to Network all Updates made available to TrafficLand’s other licensees. TrafficLand may also, from time-to-time, deliver additional Updates provided that no such Update removes or reduces functionality or otherwise adversely impacts the performance or functionality of the Products. The providing of Updates during the Term will be done on a continuing basis by TrafficLand using commercially reasonable good faith efforts and in a manner that is consistent with TrafficLand’s past practices. Specifically, with respect to Future MSAs, TrafficLand agrees that during the Contract Years ending 2009 and 2010, respectively, TrafficLand will enter into agreements with DOTs which will cover no less than 46 MSAs in 2009 (of which no fewer than 29 will include a coverage area in the top 50 MSAs) and 71 MSAs in 2010 (of which no fewer than 45 will include a coverage area in the top 50 MSAs). In the event that TrafficLand fails to meet the requirements in any given Contract Year as provided in the forgoing sentence, then Network is relieved of its obligation to meet the 2010 Threshold Amount as otherwise provided in Section 2.3(d)(vi)(II). In making and scheduling Updates, TrafficLand shall meaningfully consult with Network and consider any feedback provided by Network. Network shall have the opportunity to test and accept Updates in accordance with Section 3.2.

2.5 Customer Agreements. Network agrees to cause all Broadcast Customers and Web Customers that use the Products pursuant to the terms and conditions of this Agreement to enter into an agreement with Network (each a “Customer Agreement”) that requires each such customer to (a) adhere to the restrictions for the use of such Product as set forth herein, (b) to follow the TrafficLand Terms and Conditions and (c) to include in a customary notice provision anywhere a Product is made available digitally that capturing, screen scraping and other unauthorized use of such Product is prohibited. Each Customer Agreement shall be entered into between Network and such applicable customer, and the terms and conditions of all such agreements shall be based upon Network’s customary agreements which it enters into with its own customers from time to time. Network and its customers may hyperlink the “TrafficLand.com” logo attribution to TrafficLand’s live video stream on TrafficLand’s website for that particular video feed. Network agrees not to enter into Customer Agreements for Licensed Content or Products with a term of greater than three (3) years without the express written consent of TrafficLand, and such Customer Agreements may not be renewed for more than two (2) additional years without the express written consent of TrafficLand, all as otherwise provided in Section 8.7(a).
2.6 TrafficLand’s Reservation of Rights. Subject to the license granted hereunder with respect to the Rights, as between the Parties, TrafficLand retains any right, title and interest in and to the Licensed Content in accordance with and subject to applicable law.
2.7 Network’s Reservation of Rights. Notwithstanding anything to the contrary, TrafficLand acknowledges and agrees that it will not have any right, title or interest in any information, content, or data, including all Network Products, used by Network or its affiliates, in conjunction with or in association with the Products, including the non-TrafficLand aspects of Network Products that may include the Products. Network, its affiliates and/or its licensors retain all right, title and interest in and to the Network Products provided that it is understood that TrafficLand shall have no right to any Network Product even if Licensed Content is included therein (but which shall have no bearing on TrafficLand’s continued ownership of Licensed Content). Additionally, TrafficLand understands and agrees that nothing in this Agreement will prevent or restrict Network from using content Network obtains from a source other than TrafficLand under this Agreement.
3.0 TRAFFICLAND SERVICES
3.1 Services. In addition to the rights granted to Network above, in exchange for the Initial Payment, and other good and valuable consideration received hereunder, TrafficLand shall provide to Network the services described in this Section 3.1 and in the Exhibits referenced in this Section 3.1 (the “TrafficLand Services”). The TrafficLand Services shall include the following:
(a) Referrals. During the Exclusive Period, TrafficLand shall promptly notify Network of all leads, requests for information, requests for licenses and similar information known to or received by TrafficLand from any Exclusive Entities (including Network Affiliates) seeking any of the Products, except for TrafficLand Existing Customers (which are otherwise covered by Section 2.3(f)).
(b) Customizations. From time-to-time during the Term, Network may request that TrafficLand develop for Network a modification or enhancement of the Products to provide certain functionality or compatibility with a Network Product as desired by Network (each, a "Customization”). The specifications and terms of development for such Customization will be set forth in a Statement of Work in the form of Exhibit F (the “Statement of Work”) which shall be executed by both Parties and shall reference this Agreement and be made a part hereof. Each Statement of Work shall be negotiated by Network and TrafficLand and shall set forth any additional terms and conditions under which TrafficLand will provide the Customization to Network, including a set of measurable functional and performance specifications and/or service levels for the purpose of permitting testing and acceptance of such Customization, the timeframe for the completion of such Customization, the estimated cost, and, as applicable, the rate at which such Customization will be provided to customers and any share of revenue between the Parties generated from the distribution of such Customization. Unless otherwise agreed by the Network in writing, Network shall have the perpetual exclusive right to offer for sale, sell and distribute all Customizations. For avoidance of doubt it is understood that a Statement of Work may only be effective at such time that both parties have executed the same.
(c) Future Developments. TrafficLand shall use commercially reasonable efforts to complete development of Broadcast 3.0 on or before June 30 2009. During such development period, Network shall be included in development discussions (including being provided with a copy of all deliverables and specifications of Broadcast 3.0 as they are being developed) so that Network can provide meaningful input in the development and progress of the same in order that the finished product meets Network’s reasonable expectations. For avoidance of doubt it is the parties’ intent that Broadcast 3.0 be a “best in class” traffic graphics television product. Upon the release of Broadcast 3.0, Network shall have the exclusive right to access, use and test, pursuant to Section 3.2, Broadcast 3.0 for a period of ninety (90) days (“Testing Period”) during which time Network will work with TrafficLand to confirm that Broadcast 3.0 is ready to deliver to Broadcast Customers, TrafficLand agreeing to work with Network in good faith to correct any deficiencies in Broadcast 3.0 of which TrafficLand has been notified by Network. To the extent that Network wishes to change Broadcast 3.0 in a manner which in TrafficLand’s good faith judgment would represent a material, unbudgeted change to the specifications from which Broadcast 3.0 was created, then such change shall be deemed a Customization and the parties hereto shall follow the procedures set forth in Section 3.1(b), provided that there shall be no obligation for Network to agree to pay for such Customization nor an obligation for TrafficLand to accept terms of any Customization. At the conclusion of such Testing Period, provided that Network and TrafficLand have agreed upon the licensing fees associated with Broadcast 3.0, then Network shall have the exclusive right to market, promote, offer for sale, sell, distribute and sublicense Broadcast 3.0 for Broadcast Clients and Web Clients for the duration of the Term, or if Broadcast 3.0 is delivered at any time during 2011, then for a period of one (1) year from the completion of the Testing Period, provided, however, that notwithstanding the foregoing, TrafficLand shall be permitted to license Broadcast 3.0 to TrafficLand Existing Customers (and to any Third Party for use that is not competitive to the Broadcast Product or the Web Product) at any time after the completion of the Testing Period. In the event that the parties are unable to reach an agreement for the terms of the licensing of Broadcast 3.0, then notwithstanding the foregoing, in no event shall Broadcast 3.0 be licensed by TrafficLand to any Exclusive Entity for a period of one (1) year after the Testing Period (except that TrafficLand will continue to be permitted to license Broadcast 3.0 to TrafficLand Existing Customers as otherwise permitted above (provided further that all such licenses are completed at the TrafficLand “asking price” as last presented to Network). If Network is interested in licensing and distributing Broadcast 3.0, Network shall provide written notice of the same to TrafficLand no later than the date of the expiration of the Testing Period. Upon receipt of such notice, Broadcast 3.0 shall be deemed part of the Broadcast Product and, except as provided under Section 5.2(b), rights equivalent to those rights granted hereunder with respect to the Broadcast Product shall thereby, with no further action needed by either Party, be granted with respect to Broadcast 3.0. In the event that Network fails to provide such notice before the expiration of the Testing Period, then TrafficLand will request Network to confirm whether it intends to license Broadcast 3.0 before TrafficLand begins to offer it itself or to others. TrafficLand will consult with Network regarding the schedule of markets in which Broadcast 3.0 shall be made available and the timing of availability of Broadcast 3.0 in such markets.

(d) Network Cameras.
(i) TrafficLand will undertake a review of the geographical coverage of each of Network’s proprietary cameras (“Network Cameras”) to determine the feasibility of digitizing the Network Cameras and which of the Network Cameras may provide coverage that is redundant of the Licensed Content. After this work is complete, TrafficLand will oversee all efforts to digitize all of the Network Cameras so that each Network Camera is capable of being displayed digitally (i.e. all images, data and feeds from the Network Cameras that Network selects (the resulting content being referred to as the “Network Camera Content”) shall be capable of being displayed); such that the Network Camera Content is (A) subject to Section 3.1(d)(ii), capable of being incorporated into the Licensed Content, (B) made available to Network in the manner described in Sections 2.1 and 2.3, and (C) of the quality, and accessible to the same degree, as the Licensed Content. The responsibilities of each party for the digitization of Network Cameras (including responsibility for the costs associated therewith) shall be as set forth in Exhibit M attached hereto.
(ii) With respect to the Network Camera Content the following will apply: (A) Network shall in its sole discretion decide which of the Network Camera Content may be included as Licensed Content (understanding that certain Network Camera Content may be subject to existing contractual obligations which preclude it from including the same) and (B) with respect to so-called “Glamour Cameras” (i.e. existing cameras which feature shots from unique/advantageous perspectives which are desirable for television broadcast) the parties shall negotiate any special pricing considerations in good faith prior to inclusion of any such cameras as Licensed Content, the decision to include at all times remaining with Network.
(e) Video Distribution Services. During the Term, TrafficLand will provide to Network HTML code and other services sufficient to facilitate Network’s inclusion of TrafficLand’s so-called “Video Distribution Services” (“VDS”), as the same may be Updated from time to time, within all of Network’s operations centers, subject to the following:
(i) Network will be provided with a blanket license which will allow for the use of the VDS in various Network operations centers (as designated by Network from time to time) for up to as many concurrent users as it desires, provided however, that at all times such license shall be for a minimum of fifty (50) concurrent users;
(ii) A “concurrent user” means that for each VDS provided, such VDS shall be operated at a designated work station within a Network operations center, provided that each such work station may be used and viewed by more than one person within that same operations center;
(iii) For each VDS delivered hereunder, TrafficLand agrees to provide access to an unlimited use of all available video from each applicable MSA(s) serviced by each particular operations center in which each VDS is located and as Network shall designate from time to time; the MSA(s) served by each such operation center shall be designated by Network;
(iv) The license fee due with respect to the VDS as provided under this Section 3.1(e) shall be as otherwise set forth in the Rate Card for an amount equal to $5,000 per month (for the minimum of fifty (50) concurrent users). In the event that Network requests that more than fifty (50) concurrent users be provided for at any time during the Term, then TrafficLand agrees to add all such concurrent users, provided that not less than ten (10) concurrent users may be added at any one time by Network and the fee for such additional concurrent users shall be equal to $1,000 per each ten (10) concurrent users; and

(v) All amounts payable to TrafficLand pursuant to this Section 3.1(e) shall be applicable against the Prepayment.
(f) DOT Services. Each of TrafficLand and Network currently provide various services to various DOTs, including 511 services, consulting services and technical and infrastructure upgrades (“DOT Services”), as applicable to each Party. The Parties hereby mutually agree, promptly following the Effective Date, to meet and determine in good faith whether there is any collaborative effort that the Parties would make collectively with respect to the further providing and expanding of DOT Services by either of them, although there shall be no obligation on the parties to come to such an agreement. In addition, the parties generally agree to cooperate in good faith during the Term with respect to all communications with any of the applicable DOTs which either of the Parties works with from time to time.
3.2 Testing and Acceptance of the Products. In addition to TrafficLand’s undertakings in connection with any New Offering, TrafficLand shall during the Term provide notice to Network when any New Offering, Product, Upgrade or Customization (which, subject to Section 3.1(c), shall include Broadcast 3.0) (each, a “New Application”) is complete and ready for testing by Network. Such Notice shall list all known defects contained in the New Application as of the date of such Notice. Network shall then promptly test the New Application to confirm that it performs in accordance with any applicable Documentation in all material respects. If Network determines that such New Application is not acceptable, Network shall provide written notice of the same to TrafficLand detailing the problem and TrafficLand and Network will work together in good faith to promptly remedy the problem.
3.3 Level of Service. At all times during the Term, TrafficLand will provide (at its own cost and expense) support for the Licensed Content, Products and the TrafficLand Services in accordance with the Service Level Agreement set forth in Exhibit G. In connection with both the Service Level Agreement and the TrafficLand Terms and Conditions, the parties hereto agree that no later than sixty (60) days after the execution hereof, that the parties will meet and review each document to collectively agree in good faith as to any modifications which may be necessary to either or both of such documents in order to comply with any requirements as set forth in applicable DOT Agreement and other customary terms for the industry. In the event that the parties are unable to reach an agreement as to any such amendment then the terms of each document shall remain in full force and effect.
3.4 Patent Control. TrafficLand represents that it controls the preparation, prosecution and maintenance of any TrafficLand patent application or patent filed, pending or issued during the Term (“TrafficLand Patents”), provided that at all times during the Term, TrafficLand will immediately notify Network of any correspondence regarding the TrafficLand Patents from the US Patent and Trademark Office or other domestic or foreign government entity and TrafficLand will meaningfully consult with Network regarding all matters related to or in connection with the prosecution and maintenance of the TrafficLand Patents, including with respect to what foreign jurisdictions patent applications will be filed.

4.0 NETWORK OBLIGATIONS
4.1 Advertising Sales. TrafficLand hereby appoints Network at all times during the Exclusive Period as one of its non-exclusive sales agents, subject to TrafficLand’s existing advertising representation agreements as set forth in Exhibit C, with respect to the sale, use and disposition of all advertising inventory controlled by TrafficLand resulting from any TrafficLand application on the Internet, world wide web and/or any other digital mobile application (including banner advertisements, roll-over advertisements, :5, :10, :15, :30 and :60 second commercial inventory, pre-roll sponsorships, title/program sponsorships, “mentions"/“billboards” and any new form of advertising created or used at any time during the Term) owned, controlled, or otherwise inuring to the benefit of TrafficLand during the Term (“Advertising Inventory”). Network hereby accepts such appointment. If Network notifies TrafficLand that it has hired dedicated digital salespersons, TrafficLand will give good faith consideration to commencing an advertising relationship with Network upon the expiration of TrafficLand’s contracts with existing ad sales representatives. Notwithstanding the foregoing, in no event will TrafficLand modify, extend or amend either of their existing agreements (as provided in this Section 4.1) or enter into new agreements covering the same, without providing Network with the first opportunity to expand its then existing advertising sales capabilities to TrafficLand.
4.2 Marketing Materials. All promotional and marketing materials developed and distributed by Network in furtherance of Network’s obligations under Section 4.1 are subject to TrafficLand’s prior approval, which shall not be unreasonably withheld or delayed.
4.3 Customer Contacts. During the Term, Network agrees to keep TrafficLand informed concerning all third parties that Network contacts with respect to the licensing of Licensed Content. No later than thirty (30) days after the end of each calendar quarter WON agrees to send to TrafficLand a list of all such contacts providing both the name of the potential customer, the person contacted and the mode of communication.
5.0 FEE/PREPAYMENT/REVENUE SHARE/COSTS/ACCOUNTING
5.1 Fees. In addition to the Initial Payment, Network shall pay to TrafficLand certain fees in accordance with Section 2.3(d) of this Agreement (any such amounts paid under said Section 2.3(d), plus the Initial Payment paid by Network to TrafficLand on the date hereof, are collectively referred to herein as the “Fee”).
5.2 Prepayment. An amount equal to forty percent (40%) of the aggregate of all payments making up the Fee shall be deemed a prepayment against the TrafficLand Revenue Share (the "Prepayment”) and shall be fully recoupable by Network by withholding amounts otherwise payable to TrafficLand pursuant to Sections 5.3(a), 5.3(b), 5.3(c) and 5.3(d). Notwithstanding the foregoing, and for the sake of clarity, it is agreed that (i) if Network fails to make additional payments beyond the Initial Payment then the provisions of this Section 5.2 shall not be applicable to the Initial Payment and (ii) provided that at least one (1) additional payment as set forth in Section 2.3(d) is made by Network then the aggregate of the Initial Payment and all subsequent payments shall be applicable in making the calculation of the Prepayment as provided for above.
5.3 Licensing Revenue Share. In addition to the amounts payable to TrafficLand pursuant to Section 5.1 above, TrafficLand shall be entitled to receive as additional consideration those amounts which are computed as provided in Sections 5.3(a), 5.3(b), 5.3(c) and 5.3(d) below (i.e. the TrafficLand Revenue Share), but which TrafficLand Revenue Share shall be applied to the Prepayment, on a continuing basis until such time as the Prepayment is fully recouped, except as provided for in Section 5.3(e).

(a) Broadcast Product. Network agrees to use commercially reasonable efforts to distribute the Broadcast Product at the rates for each MSA as set forth in the Rate Card (“Broadcast Product Fee”).
(b) Broadcast 3.0. At such time that Broadcast 3.0 is available for distribution, the Parties shall mutually agree in good faith as to the fee that will be charged to any Exclusive Entities for the use of Broadcast 3.0 (“Broadcast 3.0 Fee”), and such amount shall thereafter be deemed the rate as set forth in the Rate Card. The parties agree that any such fee shall be determined by taking into account the then current pricing of similar type graphic services being provided by Third Parties and/or Network and financial health of the television industry as a whole.
(c) Web Product. Network agrees to use commercially reasonable efforts to distribute the Web Product at the rate for each MSA as set forth in the Rate Card (“Web Product Fee”). Network may, from time to time, provide a discount for those Web Customers providing a significant volume of traffic (the determination of what is significant shall be made in good faith by the Network taking into account the average amount of traffic generated by Web Customers) but any such discount shall remain subject to TrafficLand’s approval, not to be unreasonably withheld.
(d) VDS. Network, at its sole discretion, may license the VDS to Broadcast Customers and Web Customers and, in the event that it does so, it shall license the same at a price for each MSA as set forth in the Rate Card (“VDS Fee ”).
(e) TrafficLand Revenue Share. TrafficLand Revenue Share (as defined herein) shall be computed as follows:
(i) At the end of each quarter during the Term, Network will make a computation based upon all Customer Agreements then in effect and will include in such computation the aggregate amounts as set forth in the Rate Card as are applicable for each of the Broadcast Customers and Web Customers, all in compliance with Sections 5.3(a) — (d) (the “Aggregate Licensed Amount”).
(ii) From the Aggregate Licensed Amount (and after deduction of any amounts as per Section 5.8), TrafficLand shall have earned and Network shall pay to TrafficLand an amount equal to fifty percent (50%) (“TrafficLand Revenue Share”) of the Aggregate Licensed Amount with the fifty percent (50%) balance of the Aggregate Licensed Amount being retained by Network for its own account.
(iii) From the TrafficLand Revenue Share, the following additional payments shall be made: (A) for all amounts earned on or before the expiration of the Initial Period (I) Network shall be entitled to apply (and keep for its own account) an amount equal to seventy five percent (75%) of the TrafficLand Revenue Share, which amount shall be applied towards recoupment of the Prepayment; and (II) the remaining twenty five percent (25%) of the TrafficLand Revenue Share shall be paid to TrafficLand; and (B) for amounts earned after the expiration of the Initial Period (I) Network shall be entitled to apply (and keep for its own account) an amount equal to fifty percent (50%) of the TrafficLand Revenue Share, which amount shall be applied towards recoupment of the Prepayment; and (II) the remaining fifty percent (50%) of the TrafficLand Revenue Share shall be paid to TrafficLand. At such time, if ever, that the Prepayment has been reduced to zero, all amounts as otherwise provided in Section 5.3(e) shall thereafter be paid to TrafficLand. For purposes of this Section 5.3(e), “amounts earned” shall mean as earned pursuant to the applicable agreement therefor as opposed to when such amounts are actually received.

(iv) For the avoidance of doubt, it is understood that the Aggregate Licensed Amount shall not include revenue recognized by Network in exchange for Network Products, including any Network Products sold in combination with a Product. To the extent that Licensed Content is licensed in connection with Network Products, it may be done so at the sole discretion of Network provided that the applicable amount as set forth in the Rate Card for the corresponding MSA and corresponding Licensed Content is included in the computation of the Aggregate Licensed Amount. Additionally, it is understood that from time to time Network may, at its sole and absolute discretion, accept barter advertising (“Non-Cash Amounts”) in exchange for Licensed Content from any Broadcast Customer or Web Customer, provided, however, that in connection with all such arrangements, Network agrees to allocate for purposes of determining the Aggregate Licensed Amount hereunder an amount equal to the applicable amount for such Licensed Content as otherwise provided in the Rate Card for the corresponding MSA.
(f) Additional Agreements.
(i) MSA. The MSA applicable to the market for each Broadcast Customer and Web Customer for purposes of this Section 5.3 shall be determined as otherwise provided for in Exhibit H.
(ii) Rate Card Rate. Except as otherwise provided for above, it is agreed that Network may not enter into a Customer Agreement at a rate that is less than the amount otherwise set forth in the Rate Card for such applicable Product and applicable MSA, unless it shall have first received written consent from TrafficLand to do the same.
5.4 Advertising Revenue Share. Network shall pay to TrafficLand fifty percent (50%) of the Net Advertising Revenue actually collected by Network hereunder during each Contract Year. For the avoidance of doubt, it is understood that any amounts paid pursuant to this Section 5.4 shall be specifically excluded from the Prepayment reimbursement, and will be paid directly to TrafficLand as provided in Section 5.6.
5.5 Costs. Unless otherwise expressly stated herein, each Party shall bear one-hundred percent (100%) of its costs of performance hereunder.
5.6 Payment Terms. The following payment terms shall apply to amounts due hereunder as follows:
(a) All amounts payable under Section 2.3 shall be paid on the dates indicated in such Section.
(b) All amounts earned and payable under Section 5.3(e) shall be paid no later than thirty (30) days following the end of each applicable quarter (ending March 30, June 30, September 30 and December 31).
(c) All amounts payable under Section 5.4 shall be paid within thirty (30) days following the end of each month during which any Net Advertising Revenue was actually received by Network.

5.7 Accounting. Together with each payment paid to TrafficLand under Section 5.3 and Section 5.4, Network shall provide to TrafficLand Network’s customary accounting statement detailing the calculation of such payment. Upon reasonable advance written notice to Network, TrafficLand and/or its agents shall have the right to inspect Network’s books and records solely with respect to the fees due to TrafficLand under Sections 5.3 and 5.4 (including the calculation of such fees). Such right of inspection is limited to a review of those books and records related to fees payable by Network to TrafficLand under Sections 5.3 and 5.4. Such inspection shall take place during regular business hours at the place or places where such books and records are normally retained by Network. TrafficLand shall pay all costs it incurs in connection with such inspection. Network shall pay all costs it incurs in retrieving and assembling such books and records to make the same available to TrafficLand. Any such inspections shall be conducted only by a certified public accountant approved by Network (which approval shall not be unreasonably withheld, the so-called “Big Four” accounting firms being pre-approved), such inspection to be conducted in a manner as not to interfere with Network’s normal business activities. Network shall be furnished with a copy of such auditor’s report within thirty (30) days after the completion of such inspection. In no event shall any inspection continue for longer than ten (10) consecutive days, nor shall inspections be made hereunder more frequently than once annually, nor shall the records supporting any such statement be audited more than once. If TrafficLand discovers that Network has under reported any amounts payable to TrafficLand under Sections 5.3 and 5.4, Network shall promptly pay to TrafficLand the under reported amount; and if TrafficLand discovers that Network has over reported any amounts payable to TrafficLand under this Agreement, TrafficLand shall promptly notify Network of the same and pay to Network the over reported amount.
5.8 Taxes. The Parties agree that to the extent that sales tax may become due on any Products that Network will charge the customer for the same and pay all such collected amounts directly to the appropriate taxing authority. TrafficLand shall have no claim on any amounts charged as sales tax and in no event shall such amounts be included in the Aggregate Licensed Amount.
6.0 CONFIDENTIAL INFORMATION
6.1 Non-Disclosure Obligation.
(a) “Confidential Information” means confidential and proprietary information and materials disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in any form or medium, whether disclosed in writing or orally, by a Party or by a Third Party on a Party’s behalf, including the terms of this Agreement, potential or pending acquisitions, roll-out dates, supplier and customer lists, new product and/or services developments, organizational costs and structure, metrics on websites controlled by Networks (or its affiliates), such as impressions, visitors and page views, operating procedures, business plans, financial information, marketing, promotional and sales plans, technical designs and specifications, research data, compilations, reports, studies, test results and software in either object or source code form (whether or not patentable). Notwithstanding the foregoing or anything else in this Agreement to the contrary, Confidential Information shall not include information that: (i) was or becomes generally available to the public other than as a result of an unauthorized disclosure by the Receiving Party; (ii) was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or its Representatives; (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives and such source, to the best of the Receiving Party’s knowledge, after inquiry, is not prohibited from disclosing such information by a contractual, fiduciary or other obligation; or (iv) is approved for release by the Disclosing Party or its Representatives; or (v) is independently developed by a Party without the use of the Confidential Information.

(b) Each Party shall take reasonable steps to preserve the confidentiality of the Confidential Information of the other Party, including instructing its Representative(s) that such information is to be treated confidentially in accordance with the terms of this Agreement. During the Term and for a period of twenty-four (24) months thereafter (provided, however that (i) the obligations of Network concerning the Confidential Information of TrafficLand that relates to TrafficLand’s proprietary intellectual property, including proprietary configuration of equipment and proprietary software located at various state or local department of transportation facilities that use such equipment or software, shall survive for a period of thirty-six (36) months after the Term and (ii) the Receiving Party’s obligations with respect to Confidential Information that constitutes a trade secret of the Disclosing Party will continue for so long as such Confidential Information constitutes a trade secret under applicable law), the Receiving Party further agrees not to (x) use the Confidential Information in a competitive manner or in a manner otherwise detrimental or adverse to the best interests of the Disclosing Party; (y) use the Confidential Information for any purpose except for the express purposes contemplated herein; (z) disclose the Confidential Information to any person, except on a confidential basis to those of its Representatives who have a need to know such information, except as may be required by law as provided in Section 6.2; or (aa) take any other action with respect to the Confidential Information (or any part thereof) inconsistent with its confidential and proprietary nature.
6.2 Legally Required Disclosures. The obligations of confidentiality assumed under this Agreement will not apply to the extent that the Receiving Party is required to disclose the Disclosing Party’s Confidential Information under any applicable law (including securities laws), regulation or an order from a court, regulatory agency or other governmental authority having competent jurisdiction, provided that the Receiving Party promptly notifies the Disclosing Party thereof to provide the Disclosing Party an opportunity to seek a protective order and that the Receiving Party discloses only such Confidential Information as is required.
6.3 Cooperation. Each Party agrees that, either upon learning of, or upon a showing by the other Party of, any threatened or actual breach of the provisions of this Section 6 or of any threatened or actual unauthorized use or disclosure of any Confidential Information, such Party will promptly notify the other Party and cooperate with such other Party’s efforts to seek appropriate injunctive relief or to prevent or curtail such unauthorized use or disclosure of the Confidential Information.

7.0 WARRANTIES; LIMITATIONS; AND INDEMNIFICATION
7.1 Network Representations and Warranties. Network represents and warrants that (a) Network is a corporation duly organized, validly existing and in good standing under the laws of the state of Maryland and Network has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) Network’s execution and delivery of this Agreement and performance of its obligations hereunder do not and will not conflict with, violate, or result in any default under any agreement, instrument or other contract to which Network is a party or by which it is bound; and (c) there are no claims, actions, suits, or other proceedings pending, or to the knowledge of Network threatened, which, if adversely determined, would adversely affect the ability of Network to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
7.2 TrafficLand Representations and Warranties. TrafficLand represents and warrants, and covenants, as applicable, that: (a) TrafficLand is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and TrafficLand has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) TrafficLand’s execution and delivery of this Agreement and performance of its obligations hereunder do not and will not conflict with, violate, or result in any default under any agreement, instrument or other contract to which TrafficLand is a party or by which it is bound; (c) TrafficLand will use commercially reasonable efforts to screen the Products provided to Network and its customers for and rid the Products of any viruses, worms, Trojan horses or other similar harmful components prior to making such Products available to Network (or its affiliates); (d) the Products will materially perform in accordance with the Documentation; (e) there are no claims, actions, suits, or other proceedings pending, or to the knowledge of TrafficLand threatened, which, if adversely determined, would adversely affect the ability of TrafficLand to consummate the transactions contemplated by this Agreement or perform its obligations hereunder; (f) TrafficLand has the right to provide to Network all Products, TrafficLand Services, Documentation and TrafficLand Marks provided to Network under this Agreement; (g) TrafficLand has granted no licenses or rights to others which would conflict with the terms and conditions of this Agreement; (h) TrafficLand will comply with all laws, rules and regulations related to the Products, TrafficLand Services, Documentation and TrafficLand Marks provided under this Agreement; (i) use of the Products, TrafficLand Services, Documentation and TrafficLand Marks by or for Network, its affiliates, sublicenses and customers will not infringe Intellectual Property Rights of Third Parties; (j)TrafficLand has received no claims or threats of claims that the Products, TrafficLand Services, Documentation and TrafficLand Marks violate the Intellectual Property Rights or other rights of Third Parties; (k) TrafficLand has entered into a written agreement with certain DOTs which provide sufficient rights to enable TrafficLand to perform all of its obligations under this Agreement that relate to such DOTs, and for DOTs for which there is no written agreement, TrafficLand in its good faith business judgment believes that it has sufficient rights to enable TrafficLand to perform all of its obligations under this Agreement that relate to such DOTs; (l) during the Term and any extension thereof, the Products and TrafficLand Services provided to Network under this Agreement will be maintained in conformity with the Service Level Agreement; and (m) TrafficLand (i) has filed for protection of their technology (or will file for such protection, if TrafficLand has not already done so), including filing applications for the registration of patents covering TrafficLand’s proprietary technology in the United States, (ii) will pursue in good faith any applications for registration of the technology, (iii) will maintain all registrations of the technology and (iv) will pursue in TrafficLand’s good faith business judgment all instances of material and relevant infringement that TrafficLand knows of and will defend against any claims of infringement.

7.3 EXCEPT AS PROVIDED IN THIS SECTION 7, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, UNINTERRUPTED USE OF PRODUCTS, DATA FEEDS OR SERVICES, ERROR-FREE PROGRAMMING OR CODING, AND NONINFRINGEMENT. ALL PRODUCTS AND SERVICES ARE PROVIDED “AS IS” WITH NO ADDITIONAL WARRANTIES OF PERFORMANCE.
7.4 Indemnification by TrafficLand. TrafficLand shall indemnify, defend and hold Network harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees, arising out of or relating to any claim by a Third Party against Network arising out of or relating to, (a) any breach or alleged breach by TrafficLand of any representation, warranty or undertaking or other term contained in this Agreement, (b) any wrongful act or omission by TrafficLand, or (c) any claim that the Products, TrafficLand Services, Documentation and/or TrafficLand Marks infringe upon or misappropriate any patent, copyright, trademark or other Intellectual Property Right of any Third Party. The provisions of this Section 7.4 will not apply with respect to any claim resulting directly from any act or omission by Network.
7.5 Indemnification by Network. Network shall indemnify, defend and hold TrafficLand harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees, arising out of or relating to any claim by a Third Party against TrafficLand arising out of or relating to (a) any breach or alleged breach by Network of any representation, warranty or undertaking or other term contained in this Agreement, (b) any wrongful act or omission by Network, or (c) any claim that the Network Products or Network Marks infringe upon or misappropriate any patent, copyright, trademark or other Intellectual Property Right of any Third Party. The provisions of this Section 7.5 will not apply with respect to any claim resulting directly from any act or omission by TrafficLand.
7.6 Indemnification Procedure. Each Party or person seeking indemnity hereunder (“Indemnified Party”) shall give prompt written notice to the other party (“Indemnifying Party”) of any circumstances which may give rise to any indemnity under Section 7.4 or Section 7.5 as soon as the Indemnified Party knows of such circumstances; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party under Section 7.4 and Section 7.5 unless the Indemnifying Party has been prejudiced by such failure. The Indemnifying Party shall, at its own cost and expense and using counsel of its own choice, control and assume responsibility for the defense of such claim or litigation. The Indemnified Party shall cooperate fully in defending such claim or litigation. The Indemnifying Party may not settle such claim or litigation without the consent of the Indemnified Party unless such settlement involves only the payment of money and provides a full release of all claims through the date of settlement against the Indemnified Party.
7.7 Force Majeure. Notwithstanding anything to the contrary herein, neither Party will be liable in contract or otherwise for any losses or damages resulting from causes outside of its reasonable control including acts of God, fires, strikes, lockouts or other labor disputes, telecommunications or power outages; war, riot or civil commotion; act of public enemy; enactment of any rule, law, order or act of government or governmental instrumentality (whether federal, state, local or foreign) or other cause of a similar nature beyond either Party’s reasonable control.

7.8 Limitations of Liability. EXCEPT WITH RESPECT TO EACH PARTY’S INEMNIFICATION OBLIGATIONS, BREACH BY EITHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS, BREACH BY EITHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES AND/OR COVENENTS, AND FOR CLAIMS ARISING FROM ANY FRAUDULENT OR GROSSLY NEGLIGENT ACT OR OMISSION OF EITHER PARTY, IN NO EVENT WILL EITHER PARTY, ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OTHER PERSON FOR ENHANCED, PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES ARISING OUT OF OR IN ANY MANNER IN CONNECTION WITH THIS AGREEMENT, THE PERFORMANCE OR BREACH HEREOF, THE SUBJECT MATTER HEREOF, REGARDLESS OF THE FORM OF ACTION (INCLUDING NEGLIGENCE OR STRICT LIABILITY), WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, SUCH DAMAGES.
8.0 TERM AND TERMINATION
8.1 Term. Unless terminated earlier in accordance herewith, the term (“Term”) of this Agreement will commence on the Effective Date and will continue in effect until December 31, 2011, except as otherwise may be extended pursuant to Section 8.7 or Section 2.3(d)(vi)(I).
8.2 Automatic Termination. If the Parties consummate a merger under the Merger Agreement or any other similar document, pursuant to which WWO acquires TrafficLand or is otherwise combined with TrafficLand, whether by asset purchase, merger, merger by operation of law, stock purchase or other similar transaction, this Agreement shall automatically terminate without the need for any further action by either Party and neither Party shall have any obligation, including any payment obligation under this Agreement.
8.3 TrafficLand’s Right to Terminate. TrafficLand may terminate this Agreement upon written notice effective immediately if Network commits a material breach of this Agreement, and Network fails to cure such breach within thirty (30) days of TrafficLand’s written notice of such breach; provided that if such breach is not subject to cure, this Agreement will terminate immediately upon TrafficLand’s notice of such breach.
8.4 Network’s Right to Terminate. Network may terminate this Agreement upon written notice effective immediately if TrafficLand commits a material breach of this Agreement, and TrafficLand fails to cure such breach within thirty (30) days of Network’s written notice of such breach; provided that if such breach is not subject to cure, this Agreement will terminate immediately upon Network’s notice of such breach.
8.5 Intentionally Deleted.
8.6 Rights and Obligations Upon Termination. Subject to Section 8.7, and unless this Agreement is terminated pursuant to Section 8.2, upon expiration or termination hereof, all rights of each Party with respect to the Intellectual Property Rights and Confidential Information of the other Party will terminate and each Party will immediately cease all use of the other Party’s Intellectual Property Rights and will promptly return to the other Party or destroy all materials comprising or containing the other Party’s Confidential Information.

8.7 Option to Renew.
(a) Upon expiration or termination hereof, Network shall have the right to extend Sections 1, 2.1 2.2, 2.4, 2.5, 2.6, 2.7, 3.2, 3.3, 4.2, 4.3, 5.0, 6.0, 7.0, 8.7, 8.8, and 9.0 of this Agreement on a non-exclusive basis only, for the remainder of the term of any Customer Agreement, provided that (i) no initial term of Customer Agreement shall be longer than three (3) years, with only one (1) renewal of not more than two (2) years will be allowed (unless otherwise agreed in writing by TrafficLand), (ii) such extension of the above-listed terms of this Agreement is applicable only to Customer Agreements that have either expired or terminated during the Term or which are otherwise existing as of the date of expiration or termination hereof and (iii) such renewals of Customer Agreements are subject to the continued payment of fees pursuant to Section 5.3 without the right to recoup any fees earned after the Term against the Prepayment.
(b) With respect to any Customer Agreement that is terminated, expires or otherwise comes up for renewal anytime after the Term, Network shall have the right to renew as follows:
(i) with respect to any Broadcast Customer or Web Customer that is a Network Affiliate as of the Effective Date, Network shall have the exclusive right to renew such Customer Agreement and TrafficLand shall have no right to negotiate with such Broadcast Customer or Web Customer, as applicable, with respect to any Product (or a product that is a replacement for any Product) for a period of one (1) year after the later of (A) the expiration or termination of this Agreement or (B) the expiration or termination of the applicable Customer Agreement;
(ii) with respect to any Broadcast Customer or Web Customer that is not a Network Affiliate as of the Effective Date but who thereafter licenses the right to access and use both a Product and a Network Product, under the applicable Customer Agreement, Network shall have the first right to exclusively negotiate with such Broadcast Customer or Web Customer, as applicable, for a period starting one hundred twenty (120) days prior to the expiration of the applicable Customer Agreement and finishing thirty (30) days prior to the expiration of the applicable Customer Agreement and if Network cannot reach an agreement with the applicable Broadcast Customer or Web Customer within such period, then TrafficLand may negotiate with such Broadcast Customer or Web Customer provided that if TrafficLand receives an offer from such Broadcast Customer or Web Customer which it deems acceptable, TrafficLand shall immediately so notify Network in writing providing the details of such offer. Network shall have fifteen (15) days from the receipt of such notice to either accept such offer and provide such services as negotiated by TrafficLand (if such services are capable of being provided by Network) or; after which, if Network determines to not accept such offer, TrafficLand may accept the offer as otherwise set forth in such notice; and
(iii) with respect to any Broadcast Customer or Web Customer that is not a Network Affiliate as of the Effective Date but who thereafter licenses the right to access only a Product and not a Network Product under the applicable Customer Agreement, Network shall have the first right to exclusively negotiate with such Broadcast Customer or Web Customer, as applicable, for a period of ninety (90) days prior to the expiration of the applicable Customer Agreement and if the Network cannot reach an agreement with the applicable Broadcast Customer or Web Customer, as applicable, then TrafficLand may negotiate with such customer independently of Network.
8.8 Survival of Certain Provisions. Sections 6, 7, 8, all sections which survive pursuant to Section 8.7 and Section 9 will survive any termination or expiration of this Agreement.

9.0 CONSTRUCTION; NOTICE AND MICELLANEOUS PROVISIONS
9.1 Rules of Constructions and Interpretation. When used herein, (a) the headings in this Agreement are for convenience only and do not affect the construction or interpretation of any provision to which they refer; (b) the word “including” shall not be exclusive, shall not limit the generality of the words preceding it and shall mean “including, without limitation;” (c) neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require; (d) derivative forms of any capitalized term defined herein shall have meanings correlative to the meaning specified herein; (e) the words “herein,” “hereof” and “hereunder” and other words of similar import shall refer to this Agreement as a whole, including the Exhibits hereto, as the foregoing may from time-to-time be amended or supplemented, and not to any particular subdivision contained in this Agreement; (f) references to this Agreement include all Exhibits, which are incorporated herein and made a part hereof, and any duly executed amendments to the foregoing; (g) references herein to an Introductory Paragraph, Article, Section and Exhibit shall refer to the Introductory Paragraph and the appropriate Article, Section or Exhibit in or to this Agreement; and (h) where either Party’s consent or approval is required hereunder, except as otherwise specified herein, such Party’s approval or consent may be granted or withheld in such Party’s sole discretion.
9.2 Notices. All notices, consents or approvals hereunder (each, a “Notice” or “notice”) will be in writing and will be deemed to have been given and received when (a) delivered personally (against receipt) or by courier; (b) received by certified or registered mail, return receipt requested, postage prepaid; or (c) sent by confirmed facsimile transmission; in each case at the respective addresses for the Parties set forth below or at such other address as the intended recipient may specify in a Notice pursuant to this Section 9.2.
if to Network:
Metro Networks Communications, Inc.
c/o Westwood One
40 West 57th St – 5th Fl
New York, NY 10019
Attention: President
Facsimile: (212) 641-2198
with a copy to:
Metro Networks Communications, Inc.
c/o Westwood One
40 West 57th St – 5th Fl
New York, NY 10019
Attention: Legal Department
Facsimile: (212) 641-2198

if to TrafficLand:
1208 Waples Mill Road
Suite 109
Fairfax, VA 22030
Tel: (703) 591-1933
Attention: Larry Nelson and Bill Wells
Facsimile: (703) 591-5003
with a copy to:
Womble Carlyle Sandridge and Rice
8065 Leesburg Pike, 4th Floor
Vienna, VA 22182-2738
Tel: (703) 790-3310
Attn: Keith Mendelson
9.3 Project Managers. TrafficLand and Network shall each appoint individuals from their organizations to serve as point persons in discussions between TrafficLand and Network regarding any business matters or issues that may arise during the term of this Agreement in connection with the various responsibilities and obligations of the Parties under this Agreement (each a “Project Manager”, together the “Project Managers”). The current Project Managers are specified on Exhibit J. Each Party shall provide to the other Party written notice of any change to Exhibit J.
9.4 Miscellaneous. Notwithstanding anything contained herein to the contrary, this Agreement does not create a partnership, joint venture or relationship of trust or agency between the Parties. This Agreement, including all Exhibits hereto, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written agreements, negotiations and term sheets made prior to the date hereof and all prior and contemporaneous oral understandings, if any, with respect to the subject matter hereof. All defined terms in the Exhibits that are not otherwise defined shall have the meanings as otherwise set forth in this Agreement. This Agreement may not be amended, supplemented or discharged except by an instrument in writing signed by each of the Parties. Neither Party shall publicize or make available to any Third Party the specific terms of this Agreement. No delay or failure on the part of either Party in the exercise of any right granted under this Agreement or available at law or equity shall be construed as a waiver of such right. All waivers must be in writing. If any provision (or portion thereof) of this Agreement shall be invalid or unenforceable under any applicable law, such invalidity shall not affect the enforceability of any other provision hereof. In addition, in the event that any provision (or portion thereof) of this Agreement is determined by a court to be unenforceable as drafted, it is the Parties’ intention that such provision (or portion thereof) shall be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under such applicable law. Press releases and similar public announcement with respect to this Agreement or the Parties’ relationship hereunder shall only be made upon both Parties’ prior review and written approval. This Agreement shall be governed and construed in accordance with the substantive laws of the State of New York, without regard to conflict of laws rules thereof. In any action relating to this Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of the state and federal courts of competent jurisdiction sitting in the Borough of Manhattan, and waives any objection to venue in any such court.

Neither Party may assign any or all of its rights or delegate any or all of its duties or obligations under this Agreement, including in connection with any merger, merger by operation of law or change of control, without the express written consent of the other Party provided, however that Network may assign to a party that purchases substantially all of the assets of Network and in connection with any merger, merger by operation of law or change of control. Any assignment or delegation in violation of this Section 9.4 will be void and of no force or effect. This Agreement will inure to the benefit of and will be binding upon the Parties hereto and their respective heirs, successors, legal representatives and permitted assigns. All remedies in this Agreement are cumulative, in addition to and not in lieu of any other remedies available to a Party at law or in equity, subject only to the express limitations on liabilities and remedies set forth herein. Except as expressly provided herein, no Third Party is intended, or will be deemed, to be a beneficiary of any provision of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

METRO NETWORKS COMMUNICATIONS, INC.		TRAFFICLAND, INC.
(“Network”)		(“TrafficLand”)

By:	/s/ Roderick M. Sherwood III	By:	/s/ Lawrence H. Nelson

Name: Roderick M. Sherwood III		Name: Lawrence H. Nelson
Title: President and Chief Financial Officer		Title: Founder/CEO